Exhibit 3.2

REDWOOD TRUST, INC.

ARTICLES SUPPLEMENTARY

10.00% SERIES A FIXED-RATE RESET CUMULATIVE REDEEMABLE PREFERRED STOCK

($25.00 LIQUIDATION PREFERENCE PER SHARE)

Redwood Trust, Inc., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), and § 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 2,990,000 shares of authorized but unissued Common Stock (as defined in the Charter) as shares of “10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock” of the Corporation, $0.01 par value per share, with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Section 1. Designation and Amount. A series of preferred stock of the Corporation (“Preferred Stock”) designated as “10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”) is hereby established. The total number of authorized shares of Series A Preferred Stock shall be 2,990,000.

Section 2. Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series A Preferred Stock or (ii) the Series A Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set aside funds to redeem the Series A Preferred Stock.

Section 3. Ranking. The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with all other equity securities issued by the Corporation with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

Section 4. Dividends.

(a)            Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends. The dividend rate for the Series A Preferred Stock, (i) for each Dividend Period (as defined below) from, and including, January 18, 2023 (the “Original Issue Date”) to, but excluding April 15, 2028 (the “First Reset Date”), will be 10.00% of the $25.00 per share liquidation preference per annum (equivalent to $2.50 per annum per share), and (ii) for each Dividend Period beginning on the First Reset Date, during each Reset Period (as defined below), the five-year U.S. Treasury Rate (as defined below) as of the most recent Reset Dividend Determination Date (as defined below) plus a spread of 6.278% per annum. A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which will be the period from, and including, the Original Issue Date to, but excluding, April 15, 2023. Dividends on the Series A Preferred Stock shall accumulate daily and be cumulative from, and including, the Original Issue Date and shall be payable quarterly in arrears on the 15th day of each January, April, July and October (each, a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. The first dividend on the Series A Preferred Stock will be paid on April 15, 2023 in the amount of $0.60417 per share, and that dividend will be paid to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which is March 31, 2023. Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

(b)            A “Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, whether or not a Business Day.

(c)            A “Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

(d)            A “Reset Dividend Determination Date” means, in respect of any Reset Period, the third Business Day immediately preceding the beginning of such Reset Period.

(e)            For any reset period commencing on or after the first reset date, the five-year U.S Treasury Rate will be:

i.            The average of the yields to maturity on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the five business days immediately preceding the Reset Dividend Determination Date appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of any Reset Dividend Determination Date, as determined by the Corporation in its sole discretion.

ii.            If no calculation for the five-year U.S. Treasury Rate is available as described above, then if a calculation agent has not been appointed at such time, the Corporation will appoint a calculation agent in accordance with Section 4(m) who shall, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year U.S. Treasury Rate, shall determine the five-year U.S. Treasury Rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor five-year U.S. Treasury Rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent, in its sole discretion, may determine the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for calculating such substitute or successor rate, including any adjustment factor needed to make such substitute or successor rate comparable to the five-year U.S. Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor rate.

(f)            The five-year U.S. Treasury Rate will be determined by the Corporation or the calculation agent, as described above, on the Reset Dividend Determination Date. If the five-year U.S. Treasury Rate for any Dividend Period cannot be determined pursuant to the methods described in the two bullet points above, the dividend rate for such Dividend Period will be the same as the dividend rate determined for the immediately preceding Dividend Period.

(g)            A “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(h)            No dividends on shares of Series A Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(i)            Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock will accrue whether or not terms and provisions of any laws or agreements referred to in Section 4(h) hereof at any time prohibit the current payment of dividends, the Corporation has earnings, whether or not there are assets legally available for the payment of those dividends and whether or not those dividends are authorized or declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of shares of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a). Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series A Preferred Stock.

(j)            Except as provided in Section 4(k), unless full cumulative dividends on the Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, (i) no dividends (other than in shares of Common Stock or in shares of any class or series of Preferred Stock that the Corporation may issue ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) shall be declared and paid upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, (ii) no other distribution shall be declared and made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, and (iii) no shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (x) by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, (y) for transfers made pursuant to the provisions of Article XI of the Charter and Section 11 hereof or (z) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any Preferred Stock that the Corporation may issue ranking on a parity with the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the redemption, purchase or acquisition by the Corporation of shares of any class or series of capital stock for the purpose of enforcing restrictions on transfer and ownership of capital stock contained in the Charter or the purchase, redemption or acquisition by the Corporation of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.

(k)            When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other class or series of Preferred Stock that the Corporation may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other class or series of Preferred Stock that the Corporation may issue ranking on a parity as to the payment of dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(l)            “Set apart for payment” shall be deemed to include, without any action other than the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of stock ranking junior to or on a parity with the Series A Preferred Stock as to the payment of dividends are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

(m)            The Corporation shall appoint a third party independent financial institution of national standing with experience providing such services as calculation agent for the Series A Preferred Stock if the five-year U.S. Treasury Rate is not available at any time on or after the First Reset Date.

Section 5. Liquidation Preference.

(a)            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after satisfaction of liabilities to creditors and subject to the preferential rights of the holders of any class or series of stock of the Corporation that it may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that it may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b)            In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation or proceeds thereof are insufficient to pay in full the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock (including any accrued and unpaid distributions that are required to be paid in accordance with the terms of such stock ranking on a parity with the Series A Preferred Stock) of the Corporation that it may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets or proceeds thereof in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)            Holders of shares of Series A Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, or a statutory share exchange, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(d)            In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption, or other acquisition of shares of the stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock will not be added to the total liabilities of the Corporation.

Section 6. Redemption.

(a)            The Series A Preferred Stock is not redeemable by the Corporation prior to April 15, 2028, except as described in this Section 6 and except that, as provided in Article XI of the Charter and Section 11 of these Articles Supplementary, the Corporation may purchase or redeem shares of the Series A Preferred Stock prior to that date in order to preserve its qualification as a real estate investment trust (“REIT”) for federal income tax purposes.

(b)            Optional Redemption Right. On and after April 15, 2028, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption.

(c)            Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a), upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, on or within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but excluding, the redemption date, without interest. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock pursuant to this Section 6, the holders of shares of Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below) with respect to the shares called for redemption.

(d)            A “Change of Control” is deemed to occur when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (“NYSE American”) or the Nasdaq Global Select Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

(e)            In the event the Corporation elects to redeem Series A Preferred Stock, the notice of redemption will be mailed by the Corporation to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price, to be payable on the redemption date; (iv) the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(a), Section 6(b) or Section 6(c); (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to a holder for whom both of the following are true: (i) notice to such holder was defective or not given and (ii) such holder does not receive the redemption price on the redemption date. Notwithstanding the foregoing, no notice of redemption will be required where the Corporation elects to redeem Series A Preferred Stock pursuant to Article XI of the Charter or Section 11 of these Articles Supplementary in order to preserve its status as a REIT.

(f)            Holders of shares of Series A Preferred Stock to be redeemed shall surrender the shares of Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g)            If notice of redemption of any shares of Series A Preferred Stock has been given and if the Corporation irrevocably sets apart the funds necessary for redemption (including any accumulated and unpaid dividends) in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h)            If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day.

(i)            If less than all of the outstanding Series A Preferred Stock is to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine that will not result in any holder (or any other person) exceeding the applicable share ownership limitations contained in Article XI of the Charter or Section 11 of these Articles Supplementary.

(j)            Immediately prior to any redemption of Series A Preferred Stock, the Corporation will pay, in cash, any accumulated and unpaid dividends through but excluding the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding dividend payment date, in which case each holder of shares of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

(k)            Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging them for shares of its capital stock ranking junior to the Series A Preferred Stock as to the payment dividends and upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series A Preferred Stock to preserve its status as a REIT for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(l)            Subject to applicable law, the Corporation may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that are acquired by the Corporation, by redemption or otherwise, shall be returned to the status of authorized but unissued shares of Series A Preferred Stock until reclassified pursuant to the Charter.

Section 7. Conversion Rights. Shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a)            Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock held by such holder pursuant to Section 6, in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) 6.98324 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b)            The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 18,156,424 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to proportionate increase to the extent the underwriters’ over-allotment option to purchase additional shares of Series A Preferred Stock in the initial public offering of Series A Preferred Stock is exercised, not to exceed 20,879,888 shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and will also be increased on a pro rata basis with respect to any additional shares of Series A Preferred Stock that are designated and authorized for issuance pursuant to any subsequent articles supplementary and subsequently issued.

(c)            The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of shares of Series A Preferred Stock.

(d)            The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a U.S. securities exchange.

(e)            In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f)            If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g)            No fractional shares of Common Stock will be issued upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h)            Within 15 days following the occurrence of a Change of Control, unless the Corporation has, prior to the expiration of such 15-day period, provided notice of its election to redeem all shares of Series A Preferred Stock pursuant to Section 6, the Corporation will provide to holders of shares of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series A Preferred Stock at their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock; (ix) the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of shares of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal. No failure to give such notice or any defect thereto or in the giving thereof will affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(i)            The Corporation shall also issue a press release containing such notice provided for in Section 7(h) for publication in The Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which it provides the notice provided for in Section 7(h) to the holders of shares of Series A Preferred Stock.

(j)            To exercise the Change of Control Conversion Right, the holders of shares of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary (as defined below), to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

(k)            Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l)            Notwithstanding anything to the contrary contained in Sections 7(j) and (k), if any shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m)            Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock pursuant to Section 6, in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6.

(n)            The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o)            In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series A Preferred Stock, no holder of Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into shares of Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in Article XI of the Charter or Section 11 of these Articles Supplementary, unless the Corporation provides an exemption from these limitations to such holder pursuant to Article XI of the Charter or Section 11 of these Articles Supplementary, as applicable.

(p)            Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.

Section 8. Voting Rights.

(a)            Holders of the Series A Preferred Stock will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of shares of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will entitle the holder thereof to one vote, except that when shares of any other class or series of Preferred Stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will entitle the holders thereof to one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(b)            Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more full quarterly dividend periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of shares of Series A Preferred Stock (voting together as a single class with all other classes or series of Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders, to the extent permitted by applicable law, of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the then current dividend period will have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series A Preferred Stock will immediately terminate and the number of directors constituting the Board will be reduced accordingly. In no event shall the holders of Series A Preferred Stock be entitled under the voting rights under this Section 8 to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the stock of the Corporation is listed or quoted. For the avoidance of doubt, in no event will the total number of directors elected by holders of the Series A Preferred Stock (voting together as a single class with all other classes or series of Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

(c)            If a special meeting is not called by the Corporation within 30 days after request from the holders of Series A Preferred Stock as described in Section 8(b), then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated in accordance with the procedures required for calling a special meeting of stockholders, as set forth in the Charter and Bylaws of the Corporation, and shall be held at the place designated by the holder calling such meeting.

(d)            If at any time when the voting rights conferred upon the Series A Preferred Stock pursuant to Section 8(b) are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of holders of the outstanding Series A Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series A Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

(e)            So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, voting together as a single class with all outstanding series of Preferred Stock ranking on a parity with the Series A Preferred Stock that the Corporation may issue and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, (i) authorize or create, or increase the number of authorized or issued shares of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into shares of such class or series, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (i) and (ii) above, if the proposed amendments would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock disproportionately relative to any other class or series of Preferred Stock ranking on a parity with the Series A Preferred Stock entitled to vote thereon, the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting as a separate class, is also required; and provided, further, with respect to the occurrence of any Event set forth in (ii), so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, or the holders of shares of Series A Preferred Stock receive securities of a successor person or entity with substantially identical rights as those of the Series A Preferred Stock, taking into account that, upon an occurrence of an Event, the Corporation may not be the successor entity, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock and, provided further, that any increase in the number of the authorized shares of Preferred Stock, including the Series A Preferred Stock, or the creation or issuance of any additional shares of Series A Preferred Stock or other class or series of Preferred Stock that the Corporation may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series A Preferred Stock that the Corporation may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(f)            The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6.

(g)            Except as expressly stated in this Section 8, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series A Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock.

(h)            Notwithstanding the foregoing, holders of any series of Preferred Stock that the Corporation may issue ranking on a parity with the Series A Preferred Stock shall not be entitled to vote together as a class with the holders of Series A Preferred Stock on any amendment, alteration or repeal of any provision of the Charter unless such action affects the holders of the Series A Preferred Stock and such other series of Preferred Stock equally.

Section 9. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its best efforts to (i) post to its website or transmit by mail (or other permissible means under the Exchange Act) to all holders of shares of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of shares of Series A Preferred Stock. The Corporation will use its best efforts to post to its website or mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 10. No Preemptive Rights. No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

Section 11. Restrictions on Ownership and Transfer.

(a)            Definitions. For the purpose of this Section 11, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series A Preferred Stock by a Person, whether the interest in the shares of Series A Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean the beneficiary of the Trust as determined pursuant to Section 11(i) herein.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Capital Stock” shall mean stock that is either Common Stock, Preferred Stock or any other class of capital stock of the Corporation classified or reclassified pursuant to Article VI or Article XI of the Charter.

“Constructive Ownership” shall mean ownership of Series A Preferred Stock by a Person, whether the interest in the shares of Series A Preferred Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excess Securities” shall have the meaning set forth in Section 11(d) herein.

“Market Price” for the Series A Preferred Stock shall mean the last reported sales price reported on the New York Stock Exchange of the Series A Preferred Stock, on the trading day immediately preceding the relevant date, or if not then traded on the New York Stock Exchange, the last reported sales price of Series A Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series A Preferred Stock may be traded, or if not then traded any exchange or quotation system, then the market price of the Series A Preferred Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“NYSE” shall mean the New York Stock Exchange.

“Ownership Limit” shall mean 9.8%, in number of shares or value, of shares of Series A Preferred Stock, and after adjustment as set forth in Section 11(l) herein shall mean such greater percentage of the outstanding Series A Preferred Stock as so adjusted. The number and value of shares of the outstanding Series A Preferred Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, association, private foundation within the meaning of section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participated in a public offering or private placement of Series A Preferred Stock for a period of 90 days following the purchase by such underwriter of the Series A Preferred Stock.

“Purported Transferee” shall mean, with respect to any purported Transfer which results in Excess Securities, the purported transferee who would have acquired shares of Series A Preferred Stock, if such Transfer had been valid under Section 11(b) herein.

“REIT” shall mean a real estate investment trust as defined under section 856 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interest of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, transfer, gift, assignment, devise, or other disposition of Series A Preferred Stock (including (a) the granting of any option of entering into any agreement for the sale, transfer or other disposition of Series A Preferred Stock, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Series A Preferred Stock, but excluding the actual conversion or exchange of such securities or rights into Series A Preferred Stock and (c) any transfer or other disposition of any interest in Series A Preferred Stock as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. The terms “Transfers” and Transferred” shall have the correlative meanings.

“Trust” shall mean the trust created pursuant to Section 11(f) herein.

“Trustee” shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.

(b)            Ownership Limitation.

(A)       Except as provided in Section 11(m) herein, from the Original Issue Date and until the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own any shares of Series A Preferred Stock in excess of the Ownership Limit.

(B)       Except as provided in Section 11(m) herein, from the Original Issue Date until the Restriction Termination Date, any Transfer that, if effective would result in any Person Beneficially Owning or Constructively Owning shares of Series A Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Series A Preferred Stock; and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(C)       Except as provided in Section 11(m) herein, from the Original Issue Date and until the Restriction Termination Date, any Transfer that, if effective, would result in the Capital Stock being beneficially owned (as provided in section 856(a) of the Code) by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Series A Preferred Stock which would be otherwise beneficially owned (as provided in section 856(a) of the Code) by the intended transferee; and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(D)       From the Original Issue Date and until the Restriction Termination Date, any transfer that, if effective, would result in the Corporation being “closely held” within the meaning of section 856(h) of the Code shall be void ab initio as to the Transfer of such shares of Series A Preferred Stock which would cause the Corporation to be “closely held” within the meaning of section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(E)       Until the Restriction Termination Date, any Transfer that, if effective, would result in disqualification of the Corporation as a REIT shall be void ab initio as to the Transfer of such shares of Series A Preferred Stock; and the intended transferee shall acquire no rights in such shares of Series A Preferred Stock.

(F)       Nothing contained herein shall impair the settlement of transactions entered into on the facilities of the NYSE or any other exchange on which shares of Series A Preferred Stock are traded.

(c)            Prevention of Transfer. If the Board of Directors or its designee shall at any time determine in good faith that a purported Transfer has taken place in violation of Section 11(b) herein or that a Person intends to acquire or Transfer or has attempted to acquire or Transfer Beneficial Ownership or Constructive Ownership of Series A Preferred Stock of the Corporation in violation of Section 11(b) herein, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any purported Transfers in violation of this Section 11 shall automatically result in the designation and treatment described in this Section 11, irrespective of any actions (or non-action) by the Board of Directors.

(d)            Excess Securities. If at any time after the Original Issue Date and before the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation such that (x) any Person would Beneficially Own or Constructively Own Series A Preferred Stock in excess of the Ownership Limit and (y) any provision of Section 11(b) herein or any application of such provision is determined to be void, invalid, or unenforceable by any court having jurisdiction over the issue, then, except as otherwise provided in Section 11(m) herein, such shares of Series A Preferred Stock representing Beneficial Ownership or Constructive Ownership, as applicable, of shares of Series A Preferred Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall constitute “Excess Securities” and be treated as provided in this Section 11. Such designation and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure; provided, however, that subject to the provisions of Section 11(m) herein, shares of Series A Preferred Stock held by an underwriter in a public offering or private placement, or in a transaction involving the issuance of shares of Series A Preferred Stock by the Corporation in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will make a timely distribution of such shares to or among other holders such that, following such distribution, none of such securities will be Excess Securities, shall not constitute Excess Securities.

(e)            Notice to Corporation. Any Person who acquires shares of Series A Preferred Stock in violation of Section 11(b) herein, or any Person who is a Purported Transferee such that Excess Securities results under Section 11(d) herein, shall immediately give written notice or, in the event of a proposed or attempted Transfer that would violate Section 11(b) herein, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(f)            Trust for Excess Securities. Upon any purported Transfer of Series A Preferred Stock that results in Excess Securities, such Excess Securities shall be deemed automatically to have been converted into a class separate and distinct from the Series A Preferred Stock and from any other shares of Capital Stock. All Excess Securities shall be transferred by operation of law to the Corporation, as Trustee of a Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Securities may later be transferred pursuant to Section 11(i) herein. Excess Securities that constitute shares of Series A Preferred Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Transferee shall have no rights in any Excess Securities except the right to designate a transferee of such Excess Securities upon the terms specified in Section 11(i) herein.

(g)            No Distribution for Excess Securities. The Trustee, as holder of Excess Securities, shall not be entitled to any distribution (including dividends or distributions upon liquidation, dissolution or winding up.) Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Series A Preferred Stock have been purportedly Transferred so as to be deemed Excess Securities shall be rapid to the Corporation upon demand.

(h)            No Voting or Exercise Rights for Excess Securities. The Trustee, as holder of Excess Securities, shall not be entitled to vote on any matter and shall not be entitled to exercise or convert any such securities into shares of Series A Preferred Stock.

(i)            Transfer of Excess Securities. The Purported Transferee may freely designate a beneficiary (a “Beneficiary”) of an interest in the Trust (representing the number of shares (as the case may be) of Excess Securities held by the Trust attributable to a purported Transfer that resulted in the Excess Securities), if (a) the Excess Securities held in the Trust would not be Excess Securities in the hands of such Beneficiary and (b) the Purported Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Securities that exceeds (i) the price per share or per warrant such Purported Transferee paid for the Series A Preferred Stock in the purported Transfer that resulted in the Excess Securities, or (ii) if the Purported Transferee did not give value for such Excess Securities (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Securities on the date of the purported Transfer that resulted in the Excess Securities. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Securities in the Trust shall be automatically exchanged for an equal number of shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall be transferred of record to the transferee of the interest in the Trust if such shares of Series A Preferred Stock would not be Excess Securities in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under Section 11(j) herein.

Notwithstanding the foregoing, if a Purported Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under this Section 11(i), such Purported Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

If any of the foregoing restrictions or transfer of Excess Securities are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Transferee may be deemed, at the option of the Company, to have acted as an agent of the Corporation in acquiring such Excess Securities and to hold such Excess Securities on behalf of the Corporation.

(j)            Call by Corporation on Excess Securities. Excess Securities shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that created such Excess Securities (or, in the case of a devise or gift, the Market Price at the time of such device or gift), reduced by the amount of any distributions received in violation of Section 11(g) herein that have not been repaid to the Corporation, and (b) the Market Price of the Series A Preferred Stock to which such Excess Securities related on the date the Corporation, or its designee, accepts such offer, reduced by the amount of any distributions received in violation of Section 11(g) herein that have not been repaid to the Corporation. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (x) the date of the purported Transfer which resulted in such Excess Securities and (y) the date the Board of Directors determines in good faith that a purported Transfer resulting in Excess Securities has occurred if the Corporation does not receive notice of such Transfer pursuant to Section 11(e) herein but in no event later than a permitted transfer pursuant to and in compliance with the terms of Section 11(i) herein.

(k)            Information for Corporation. Until the Restriction Termination Date:

(A)       Every record owner of more than 5.0% (during any period in which the number of stockholders of record is 2000 or more) or 1% (during any period in which the number of stockholders of records is greater than 200 but less than 2000) or 1/2% (during any period in which the number of stockholders is 200 or less) of the number or value of the outstanding shares of Capital Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record owner, the number of shares Beneficially Owned, and a description of how such shares are held. Each such record owner shall also provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.

(B)       Each Person who is a Beneficial Owner or Constructive Owner of Series A Preferred Stock and each Person (including the stockholder of record) who is holding Series A Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or government agency, or to determine any such compliance.

(l)            Increase in Ownership Limit. The Board of Directors may from time to time increase or decrease the Ownership Limit; provided, however, that:

(A)       Any decrease may be made prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

(B)       The Ownership Limit may not be increased if, after giving effect to such increase, five Beneficial Owners of Common Stock could Beneficially Own, in the aggregate, more than 50.0% in value of the shares of Capital Stock then outstanding; and

(C)       Prior to the modification of the Ownership Limit the Board of Directors of the Corporation may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(m)            Waivers by Board. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors and upon at least 15 days written notice from a transferee prior to the proposed Transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit and upon such other conditions as the Board of Directors may direct, may waive the Ownership Limit with respect to such transferee.

(n)            Legend. All certificates for shares of Series A Preferred Stock shall bear a legend referencing the restrictions on ownership and transfer as set forth in the Charter and these Articles Supplementary.

Section 12. Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

SECOND: The shares of Series A Preferred Stock have been classified and designated by the Board under the authority contained in the Charter and § 2-105 of the MGCL.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and attested to by its Executive Vice President, Chief Legal Officer and Secretary on this 13th day of January, 2023.

ATTEST:		REDWOOD TRUST, INC.

/s/ Andrew P. Stone		By:	/s/ Brooke E. Carillo
Name:	Andrew P. Stone	Name:	Brooke E. Carillo
Title:	Executive Vice President, Chief Legal Officer and Secretary	Title:	Chief Financial Officer